Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and between

Zentrum Limited,
a BVI company,

and

Algo Markets Limited.,
a Labuan, Malaysia Company

____________________________

Dated as of March 10, 2014
____________________________

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of March 10, 2014, by and between Zentrum Limited a BVI company, (the "Seller"), Algo Markets Limited., Labuan, Malaysia Company
 (the "Purchaser").
Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Seller, through its enterprise software division, is engaged in the business of developing, licensing, supporting and maintaining the Algorithms and timing technology Systems and Software (the "Business"); and

WHEREAS, upon and subject to the terms and conditions set forth herein, the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, substantially all of the assets used or held for use by the Seller in the conduct of the Business and all of the assets needed to conduct the Business after the Closing, and the Purchaser proposes to assume certain of the liabilities and obligations of the Seller related to the Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each party hereby agrees as follows:

Agreement

1.  SALE OF TRANSFERRED ASSETS; TRANSACTIONS.

1.1  Sale of Transferred Assets; Excluded Assets. The Seller shall sell, assign, transfer, convey and deliver to the Purchaser at the Closing (as defined in Section 1.8), good and valid title to the Transferred Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Transferred Assets" means the following assets, provided, however, that the Transferred Assets shall not include any assets identified on Part 1.1 of the Disclosure Schedule ("Excluded Assets"):

(a)  all development, test/build, and personal computer and storage devices and other associated electronic equipment identified in Part 2.8 of the Disclosure Schedule;

(b)  all marketing contact and lead databases data possessed by the Seller that primarily relates to the Business;

(c)  all Intellectual Property and Intellectual Property Rights identified in Part 1.1(c) of the Disclosure Schedule, all Intellectual Property Rights in the Intellectual Property identified in Part 1.1(c) of the Disclosure Schedule, and all goodwill of the Seller related to any of the foregoing;

(d)  all rights of the Seller under those Seller Contracts and Seller IP Contracts identified in Part 1.1(d) of the Disclosure Schedule;

(e)  all rights of the Seller under the Third Party Software licenses identified in Part 1.1(e) of the Disclosure Schedule;

(f)  all rights of the Seller in those Seller Contracts for marketing, PR relationships, tradeshow space and booths, analyst relationships and other fully or partially paid for marketing activities that primarily relate to the Business identified in Part 1.1(f) of the Disclosure Schedule;

(g)  all historical support and other related CRM data exclusively pertaining to the Business identified in Part 1.1(g) of the Disclosure Schedule;

(h)  all Governmental Authorizations identified in Part 2.11(b) of the Disclosure Schedule;

(i)  all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights and claims for breach or other violation of any Seller Contract) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller) to the extent that they pertain to the Business, and all rights of indemnity, warranty rights, rights of contribution, deposits, prepayments, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) to the extent that they relate to the Business; however, notwithstanding the foregoing, the Seller retains its rights to such claims and causes of action described above that (a) arise prior to Closing and affect the Seller’s business and (ii) arise post-Closing (solely to the extent they are required to protect any of the Seller’s rights in its ongoing business operations);

(j)  all proceeds under any insurance policies (other than any director and officer policies) payable with respect to Claims arising out of, or in connection with, the Transferred Assets or the Assumed Liabilities (as defined in Section 1.5(a)), to the extent such Claims pertain to matters which arose prior to the Closing;

(k)  all books, records, files and data of the Seller that exclusively pertain to the Business, including any files relating to the Transitioning Employees; and

1.2  Agreements Relating to Transfer of Transferred Assets. The Seller and the Purchaser agree that all of the Transferred Assets (including software and any related documentation) that can be transmitted to the Purchaser electronically will be so delivered to the Purchaser promptly following the Closing and will not be delivered to the Purchaser on any tangible medium.

1.3  Purchase Price.
As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser:

          (I)          Purchaser shall pay a total of $24,000,000, payable as to (i) $2,500,000 till march 31, 2014, and (ii) the remaining $21,500,000 paid in seven (10) equal successive quarterly installments beginning April 30, 2014; provided, however, that Seller may invoice against such payment schedule on a monthly basis.

          (iii)        at the Closing, the Purchaser shall assume the Assumed Liabilities (as defined in Section 1.5(a)).

1.4  Assumption of Liabilities.

(a)  For purposes of this Agreement, "Assumed Liabilities" shall mean only the following liabilities of the Seller:

(i)  all customer service, support, maintenance and warranty obligations of the Seller under each of the Contracts identified on Part 1.1(d) of the Disclosure Schedule for the period commencing on the Closing Date (as further set forth in Section 3.1 of the Transition Services Agreement attached hereto as Exhibit C (the "Transition Services Agreement"), until such time as such a Contract is subject to a valid consent to assignment to Purchaser, in which case all obligations of the Seller under such Contract shall constitute “Assumed Liabilities” hereunder without further action; for the purpose of clarification, such obligations shall not include those obligations of Seller under such Contracts for the period prior to the Closing Date;

(ii)  the obligations or liabilities of the Seller as of the Closing Date for accrued paid time off of the Transitioning Employees who elect to have such amounts transition to the Purchaser, in amounts (with respect to each Transitioning Employee) not to exceed the amounts set forth in Part 1.5(a) of the Disclosure Schedule; provided, further, that such amounts do not exceed the maximum amounts allowable under the current vacation policies of the Purchaser (it being understood that any accrued paid time off in excess of such maximums will be paid out by Seller upon such employee’s termination of employment with Seller); and

(iii)  subject to the limitations set forth above in subsection (a)(i), all obligations and liabilities of the Business arising after the Closing.

(b)  Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Assumed Liabilities" shall not include any liability not specifically assumed and the Purchaser shall not be required to assume or to perform or discharge:

(i)  any Liability of any other Person, except for the Liabilities of the Seller as specified in Section 1.5(a);

(ii)  any Liability of the Seller arising from or relating to the period prior to the Closing, including without limitation any Claim or Legal Proceeding against the Seller relating to Claims arising prior to the Closing;

(iii)  any Liability of Seller that does not pertain exclusively to the Business,

(iv)  any Liability of the Seller for the payment of any Tax, including Transfer Taxes allocated to the Seller as provided in Section 1.7);

(v)  any Liability of the Seller arising from or related to the pre-Closing employment of any Transitioning Employee (other than the Liabilities assumed pursuant to Section 1.5(a)(ii) (relating to accrued paid time off for certain Transitioning Employees);

(vi)  any Liability of the Seller arising from or related to the employment or termination of any Seller Employee who is not a Transitioning Employee; or

1.5  Closing. The execution, delivery and closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 1 , Changi north Street 1 , Singapore ,  11 am. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." At the Closing, the Purchaser shall have delivered to the Seller those documents specified in Section 5.1 hereof, and the Seller shall have delivered to the Purchaser those documents specified in Section 5.2 hereof.

2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser, subject to the exceptions set forth in the Disclosure Schedule, as follows:

2.1  Incorporation, Power and Authority.

(a)  The Seller has been duly incorporated, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation. The Seller has full power and authority: (i) to execute, deliver and perform this Agreement and the other Transactional Agreements; (ii) conduct the Business as of the date hereof in the manner in which it is currently being conducted; and (iii) to own and use the Transferred Assets in the manner in which such assets are currently owned and used.

(b)  The Seller is qualified, licensed or admitted to do business as a foreign corporation in the State of California and under the laws of all other jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect.

2.2  Title to Assets. Other than with respect to Seller IP, which is addressed in Section 2.9, the Seller owns, and has good and valid title to the Transferred Assets. All of said assets are owned by the Seller free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable and (ii) Encumbrances described in Part 2.6 of the Disclosure Schedule, which Encumbrances will be released at the Closing.

2.3  Customers. The Seller has not received any written notice or other written communication indicating that any customer or development partner of the Business may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Business substantially below the level of business in the most recent 12-month period.

2.4  Equipment; Leasehold. Part 2.8 of the Disclosure Schedule accurately identifies all development, test/build, and personal computers and storage devices and other associated electronic equipment used exclusively in the conduct of the Business. Part 2.8 of the Disclosure Schedule also accurately identifies all leased tangible assets used exclusively in the conduct of the Business. Each asset identified or required to be identified in Part 2.8 of the Disclosure Schedule: (i) in good condition and repair (ordinary wear and tear excepted); (ii) is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The Seller has the right under valid and existing leases or other agreements to occupy and use all leased real property which it uses in the conduct of the Business.

2.5  Intellectual Property.

(a)  Other than the Third Party Software licenses and Open Source Software licenses, to the Seller’s Knowledge, the Seller is not a party to any inbound third party license that is necessary to run the Business as currently conducted.

(b)  Part 2.5(b) of the Disclosure Schedule accurately identifies and describes each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(c)  The Seller exclusively owns all right, title and interest to and in the Seller IP and Seller Technology.

(d)  Seller either owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property used in or necessary for use in the Business as presently conducted and can either assign or license such rights to the Purchaser. Seller has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses that is primarily related to the Business. Without limiting the generality of the foregoing:

(i)  all documents and instruments necessary to establish, secure and perfect the rights of the Seller in the Seller IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)  each Person who is or was an employee or independent contractor of the Seller and who is or was involved in the creation or development of any Seller IP has signed an agreement containing an irrevocable assignment of Intellectual Property Rights to the Seller for which such Person is or was an employee or independent contractor;

(iii)  no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used to develop or create, in whole or in part, any Seller Technology or any Seller IP;

(iv)  the Seller has taken all reasonable steps to maintain the confidentiality of all source code for ALGORITHMS & Software and all other proprietary information held by the Seller, or purported to be held by the Seller, as a trade secret, which steps are no less rigorous than the steps used by Seller to maintain the confidentiality of its other most important source code and other proprietary information, and Part 2.9(d)(iv) of the Disclosure Schedule describes the protection procedures followed and other measures taken by the Seller to maintain such confidentiality;

(v)  no Seller IP Contract limits or restricts the ability of the Seller to use, exploit, assert or enforce any of its Intellectual Property Rights pertaining to the Business, including without limitation the Seller IP anywhere in the world, other than limits or restrictions arising from license grants under End User Licenses (with respect to each such licensee); and

(vi)  except as set forth in Part 2.9(d)(vi) of the Disclosure Schedule, the Seller is not under any obligation to pay any royalty or other compensation to any third Person under any Seller IP Contract pursuant to which the Seller has licensed any Intellectual Property Rights pertaining to the Business.

(e)  Except as set forth in Part 2.9(e) of the Disclosure Schedule, Seller has the right to convey, assign and/or license, as appropriate, the Intellectual Property Rights pertaining to the Business, including without limitation the Seller IP and Seller IP Contracts as contemplated by this Agreement and the Transactional Agreements.

(f)  To the Knowledge of the Seller, the Seller IP is valid, subsisting and enforceable. In each case,

(i)  each item of Seller IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Seller IP in full force and effect have been made by the applicable deadline;

(ii)  Part 2.9(f)(ii) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 90 days after the date of this Agreement in order to maintain each item of Seller IP that is Registered IP in full force and effect; and

(iii)  no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or to the Knowledge of the Seller is threatened in which the scope, validity or enforceability of any Seller IP is being, has been or could reasonably be expected to be contested or challenged.

(g)  Neither the execution, delivery or performance of this Agreement or any of the Transactional Agreements, nor the consummation of any of the transactions contemplated herein or therein will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP or Seller Technology; (ii) the release, disclosure or delivery of any source code within the ALGORITHMS & Software by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Seller IP, Seller Technology; or (iv) to the Seller's Knowledge, a violation of any third party Intellectual Property Rights.

(h)  With respect to each item of Third Party Software identified in Part 1.1(e) of the Disclosure Schedule:

(i)  the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii)  the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable, and in full force and effect following the consummation of the transactions contemplated in the Transactional Agreements (including the assignments contained therein); and

(iii)  no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(i)  To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP.

(j)  To the Knowledge of Seller, the operation of the Business as currently conducted by Seller, including the design, development, use, import, branding, manufacture and sale of the ALGORITHMS & Software as currently conducted by the Seller, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third Person. Seller has not received any charge, complaint, Claim, demand, or notice alleging any infringement, misappropriation or violation of Intellectual Property Rights of a third Person (including a Claim that Seller must license or refrain from using any Intellectual Property Rights pertaining to the Business).

(k)  None of the ALGORITHMS & Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such ALGORITHMS & Software. The Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects and errors in each version and component of the ALGORITHMS & Software.

(l)  None of the ALGORITHMS & Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

(m)  The ALGORITHMS & Software and other Intellectual Property included in the Transferred Assets does not constitute open source or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU General Public License or limited general public license, or pursuant to any license (other than licenses assigned to Purchaser and listed in Part 1.1(e) of the Disclosure Schedule) that purports to restrict a party's ability to charge for distribution or use of software or requires that derivative works of the software be made available to the public or otherwise used only pursuant to specified terms (collectively, "Open Source Software"), and no Open Source Software was used in, incorporated into, integrated or bundled with, the ALGORITHMS & Software or any of the other Intellectual Property included in the Transferred Assets. The Open Source Software included in the Transferred Assets, as currently used and distributed in the conduct of the Business, does not, to the Seller's Knowledge, subject the proprietary software included in the Transferred Assets to any Open Source Software licenses.

(n)  Solely for the purpose of ensuring that the Purchaser may conduct the Business after the Closing as it is currently conducted, in the event and to the extent that the Seller either owns or licenses any Intellectual Property Rights in any of the Seller Technology after the Closing (collectively, the "Seller Retained IP"), Seller shall grant Purchaser a perpetual, nonrevocable, sublicensable, fully-paid up, royalty-free, limited license under the Seller Retained IP to make, use, sell, import, export, distribute, copy, perform, reproduce, make derivatives of the Seller Technology. Such license is transferable by the Purchaser only upon a change of control or sale of the assets related to the Business.

2.10  Contracts.

(a)  Parts 2.10(a)(i) through (xii) of the Disclosure Schedule identifies each Seller Contract that constitutes a "Material Contract" (other than End User Licenses). For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

(i)  any Seller Contract (A) that relates to the employment of, or the performance of Seller IP development services by any Seller Employee, (B) pursuant to which the Seller is or may become obligated to make any severance, termination or similar payment to any Seller Employee, or (C) pursuant to which the Seller is or may become obligated to make any bonus, commission or similar payment (other than payments constituting base salary) to any Seller Employee;

(ii)  any Seller IP Contract (including End User Licenses) for the acquisition, sale, transfer or development of any Intellectual Property or Intellectual Property Right, other than any agreements related to employment with the Seller described in Section 2.10(a)(i);

(iii)  any Seller Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or operation or any product line;

(iv)  any Seller Contract imposing any material restriction on the right or ability of the Seller (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business with any other Person;

(v)  any Seller Contract creating or involving any agency relationship (including sales representative agreements), distribution or reseller arrangement or franchise relationship;

(vi)  any Seller Contract imposing any Encumbrance with respect to any Transferred Asset;

(vii)  any Seller Contract creating any partnership or joint venture or any sharing of revenues, profits, losses or costs, other than any Seller Contracts relating to employment;

(viii)  to the extent it exclusively relates to the Business, any Seller Contract involving the lease of real or personal property;

(ix)  any Seller Contract (A)  containing "standstill" or similar provisions, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(x)  any Seller Contract with a term of more than 60 days and that may not be terminated by the Seller (without penalty) within 60 days after the delivery of a termination notice by the Seller (other than routine nondisclosure agreements entered into by the Seller in the ordinary course of business and other than End User Licenses);

(xi)  any Seller Contract under which the Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, the Seller or any other Person;

(xii)  any Seller Contract that could reasonably be expected to have or result in a material adverse effect on (A) the assets, Intellectual Property, liabilities, results of operations or financial performance of the Business or (B) the ability of the Seller to perform any of its obligations under this Agreement or to consummate any of the Transactions.

The Seller has made available to Purchaser an accurate and materially complete copy of each Seller Contract that constitutes a Material Contract.

(b)  Other than those Contracts that have expired or been terminated as of the Closing Date, each Seller Contract that constitutes a Material Contract is valid and in full force and effect, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors' rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)  Except as set forth in Part 2.10(c) of the Disclosure Schedule: (i) the Seller is not in material violation, breach or default under any Material Contract, and, to the Knowledge of the Seller, no other party to any such Material Contract is in violation, breach or default under, any Material Contract; and (ii) to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any source code for any ALGORITHMS & Software, or (F) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) the Seller has not received any written notice regarding any violation or breach of, or default under, any Material Contract.

(d)  Except as set forth in Part 2.10(d) of the Disclosure Schedule, with respect to each of the Seller Contracts that is not being assigned to the Purchaser as of the Closing, such Seller Contract does not prohibit the subcontractor arrangement contemplated by Section 3.1 of the Transition Services Agreement), and such subcontractor arrangement does not result in a breach of such Seller Contract or give rise to a right for the other party to the Seller Contract to terminate such Seller Contract.

2.11  Compliance with Legal Requirements; Governmental Authorizations.

(a)  The Seller is in compliance in all material respects with all applicable Legal Requirements with respect to the Business. Except as set forth in Part 2.11(a) of the Disclosure Schedule, the Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement with respect to the Business.

(b)  Part 2.11(b) of the Disclosure Schedule identifies each material Governmental Authorization held by the Seller related to the Business, and the Seller has made available to the Purchaser accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.11(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Seller to conduct the Business in the manner in which the Business is currently being conducted. Such Governmental Authorizations will be transferred to Purchaser upon completion of the transactions contemplated in the Transactional Documents, including the assignments contemplated therein. The Seller is in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Part 2.11(b) of the Disclosure Schedule. The Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of the Seller to conduct the Business as currently conducted.

(c)  The Seller is in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another with respect to the conduct of the Business.

2.12  Legal Proceedings; Orders.

(a)  Except as set forth in Part 2.17(a)(i) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Seller, no Person has threatened in writing to commence any Legal Proceeding: (i) that specifically relates to the Business or the Transferred Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)  There is no Order to which the Seller, or any of the Transferred Assets, is subject. To the Knowledge of the Seller, no Transitioning Employee is subject to any Order that prohibits such Transitioning Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

2.13  Authority; Binding Nature of Agreement. The Seller has all requisite power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state Legal Requirements affecting the rights of creditors. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state Legal Requirements affecting the rights of creditors.

2.14  Non-Contravention; Consents. Except as set forth in Part 2.19 of the Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the Transactional Agreements, nor (ii) the consummation of the Transactions will directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Seller, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Seller;

(b)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets owned or used by the Seller, is subject;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the Business or to any of the assets owned or used by the Seller;

(d)  result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Asset;

(e)  result in the disclosure or delivery to any escrow holder or other Person of any source code for any ALGORITHMS & Software, or the transfer of any material asset of the Seller to any Person;

(f)  result in a breach of any contract or agreement to which Seller is a party or by which its assets may be bound, including without limitation, the Seller Contracts; or

(g)  require the Seller to make any filing with any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Transactions, or (y) the consummation of the Transactions.

2.15  Marketing Contact and Lead Database Data. Part 1.1(g) of the Disclosure Schedule contains a true and complete listing of all marketing contact and lead database data primarily relating to the Business.

3.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Seller as follows:

3.1  Organization and Standing; Certificate and Bylaws. The Purchaser is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Purchaser is presently qualified to do business as a foreign corporation in good standing in each jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the Purchaser’s business as now conducted.

3.2  Corporate Power. The Purchaser will have at the Closing Date all requisite legal and corporate power and authority to execute and deliver that certain Amendment No. 1 to the Purchaser’s Amended and Restated Stockholder Rights Agreement (the "Amendment to the Rights Agreement"), entered into by and among the Purchaser, the Seller and the other parties listed therein, to sell and issue the Stock Consideration to Seller, to issue the shares of the common stock of the Purchaser (the “Common Stock”) issuable upon conversion of the Stock Consideration, and to carry out and perform its obligations under the terms of this Agreement and the Amended and Restated Stockholder Rights Agreement (as amended by the Amendment to the Rights Agreement, the “Amended Rights Agreement”).

3.3  Intellectual Property, Trademarks, etc.

(a)  To the Purchaser’s Knowledge, the Purchaser has the right to use, free and clear of all liens, charges, Claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary to the business of the Purchaser as presently conducted (the “Purchaser Intellectual Property”) without any known infringement of the rights of others. The Purchaser has not received any communications alleging that the Purchaser has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any person or entity, nor is the Purchaser aware of any basis therefor. The Purchaser is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Purchaser or that would conflict with the Purchaser’s business.

(b)  Each former and current employee of the Purchaser has executed an Employee Proprietary Information Agreement (the “Proprietary Information Agreement”). Each independent contractor or consultant to the Purchaser has either executed a non-disclosure agreement or is subject to confidentiality provisions in the respective agreement with the Purchaser. The Purchaser does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to his or her employment with the Purchaser, which has not otherwise been transferred to the Purchaser.

3.4  Title to Properties and Assets; Liens, etc. The Purchaser has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Purchaser, and which have not arisen otherwise than in the ordinary course of business. The Purchaser is in compliance with the material terms of each real property lease to which it is a party.

3.5  Compliance with Other Instruments, None Burdensome, etc. The Purchaser is not in violation of any term of its Purchaser Charter Amendment or its Bylaws or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it is bound, and to the Purchaser’s knowledge, the Purchaser is not in violation of any order, statute, rule or regulation applicable to the Purchaser. The execution, delivery and performance of and compliance with the Transactional Agreements, and the issuance of the Stock Consideration and the Common Stock issuable upon conversion of the Stock Consideration, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Purchaser Charter Amendment or the Purchaser’s Bylaws, as amended to date, or any of its agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.

3.6  Litigation, etc. There are no actions, suits, proceedings or investigations pending against the Purchaser or its properties or its officers or directors (nor, to the Purchaser’s knowledge, is there any threat thereof) before any court or governmental agency that (i) questions the validity of any of the Transactional Agreements or the right of the Purchaser to enter into any of the Transactional Agreements; (ii) would have a material adverse effect on the Purchaser; or (iii) would change the current equity ownership of the Purchaser.

3.7  Registration Rights. Except as set forth in the Amended Rights Agreement, the Purchaser is not under any contractual obligation to register (as defined in Section 2.2 of the Amended Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

4.  CLOSING DELIVERIES.

 4.1 Closing Deliveries of the Purchaser. On or prior to the Closing Date, the Purchaser shall deliver to Seller each of the following documents:

(a)  Transition Services Agreement. The Transition Services Agreement, duly executed by the Purchaser and effective at the Closing.

(b)  Bill of Sale. A Bill of Sale substantially in the form of Exhibit D (the "Bill of Sale"), duly executed by the Purchaser and effective at the Closing.

(c)  Trademark License Agreement. A Trademark License Agreement, in the form of Exhibit E (the "Trademark License Agreement", duly executed by the Purchaser and effective at the Closing.

4.2  Closing Deliveries of the Seller. On or prior to the Closing Date, the Seller shall deliver to Purchaser each of the following documents:

(a)  Transition Services Agreement. The Transition Services Agreement, duly executed by the Seller and effective at the Closing.

(b)  Trademark License Agreement. The Trademark License Agreement, duly executed by the Seller and effective at the Closing.

(c)  IP Assignments. Recordable assignment agreements with respect to the Registered IP and such bills of sale, endorsements, assignments, business transfer agreements and other documents as may reasonably be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser or an affiliate of the Purchaser good and valid title to such Transferred Assets free and clear of any Encumbrances.

5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

5.1  Survival.

(a)  All representations and warranties of the Seller (set forth in Section 2) and of the Purchaser (set forth in Section 3) shall expire on March 31, 2014, provided that for any good-faith claim for indemnification for alleged breach of any such representation or warranty made prior to expiration of such period, such representation or warranty shall survive with respect to any such claim for indemnity made on a timely basis.

(b)  Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 6 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Seller or the Purchaser. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, rescission or any other equitable remedy to which such Indemnitee is otherwise entitled.

 (c)  Notwithstanding anything to the contrary, the limitations set forth in this Section 5.1 shall not apply in the case of claims based upon fraud or for breaches of Section 6.5 (Covenant Not to Compete).

5.2  Indemnification by the Seller. From and after the Closing (but subject to Section 5.1), the Seller shall hold harmless and indemnify Purchaser from and against, and shall compensate and reimburse Purchaser for, any Damages which are suffered or incurred by Purchaser or to which Purchaser may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)  any inaccuracy in or breach of any representation or warranty made by the Seller in Section 2 of this Agreement as of the date of this Agreement;

(b)  any breach of any covenant or obligation of the Seller set forth in this Agreement;

(c)  any Liability of the Seller (including Liabilities pertaining to the Transferred Assets or the ownership and operation of the Business, in each case pertaining to the period prior to the Closing) to which Purchaser becomes subject, other than the Assumed Liabilities; or

(d)  any Liability relating to the matter set forth on Part 5.2(d) of the Disclosure Schedule (the “Specified Claim Liability”), provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this agreement, the Seller's indemnification obligations with respect to the Specified Claim Liability shall survive any other scheduled termination of its warranties or indemnification obligations under this agreement.

provided, that except in the case of fraud, Seller's indemnification obligations with respect to the Specified Claim Liability, and except for breaches of Section 6.5 (Covenant not to Compete), and Section 5.2(c), the exclusive method of compensating and reimbursing Purchaser for any such Damages shall be a reduction in the number of Escrowed Shares pursuant to the provisions of Section 6.4 (which Escrowed Shares shall then be returned to Purchaser).

5.3  Indemnification by the Purchaser. From and after the Closing (but subject to Section 5.1), the Purchaser shall hold harmless and indemnify Seller from and against, and shall compensate and reimburse Seller for, any Damages which are suffered or incurred by Seller or to which Seller may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)  any inaccuracy in or breach of any representation or warranty made by the Purchaser in Section 3 of this Agreement as of the date of this Agreement;

(b)  any breach of any covenant or obligation of the Purchaser set forth in this Agreement; or

(c)  any Liability to which the Seller may become subject that arises from or relates to any of the Assumed Liabilities.

5.4  Certain Limitations.

(a)  The Seller shall not be required to make any indemnification payment pursuant to Section 6.2 for any inaccuracy in or breach of any representation or warranty until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the total amount of such Damages.

(b)  The total amount of Damages which the Purchaser may be entitled to be indemnified against pursuant to Section 5.2  shall be limited in the aggregate to, in the case of the Seller’s indemnification obligations, the Escrowed Shares, provided, that solely with respect to Damages resulting from the Seller’s breach of the non-competition covenants in Section 7.5 hereof, the total amount of Damages which Purchaser may be entitled to be indemnified against shall be limited to the Seller’s forfeiture of the total Stock Consideration.

(c)  The total amount of Damages which the Seller may be entitled to be indemnified against (i) pursuant to Section 6.3(a) shall be limited to $7,500,000, and (ii) pursuant to Section 6.3(b) and 6.3(c), collectively, shall be limited to $3,000,000.

5.5  Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Purchaser or any other Person) (hereinafter an "Indemnitee") with respect to which the Seller or Purchaser (hereinafter an "Indemnitor") may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VI, the Indemnitor shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own by appointing legal counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense (it being understood that an Indemnitee shall be entitled to withhold consent if the Indemnitor's counsel is subject to a conflict of interest); provided, that:

(a)  the Indemnitor acknowledges and agrees in writing that the Seller Claim is an indemnifiable claim for which the Indemnitor has an indemnification obligation pursuant to this Article VI; and

(b)  if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on Indemnitee or otherwise would restrict the activities of the Indemnitee, or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claims.

The Indemnitee shall give the Indemnitor prompt notice in writing of the commencement of any such Legal Proceeding against the Indemnitee to which this Article VI would be applicable; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitee under Article VI (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If the Indemnitor does not elect to proceed with the defense of any such claim or Legal Proceeding or does not do so in accordance with the terms of this Section 6.7, the Indemnitee may proceed with the defense of such claim or Legal Proceeding with counsel selected by Indemnitee, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitor, and the Indemnitor shall reasonably cooperate with the Indemnitee, as applicable, by providing copies of records and information that are reasonably relevant to such Legal Proceeding;provided, however, that if the Indemnitee has acknowledged its liability to provide indemnity, but has not exercised its right to control the defense, the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on the Indemnitor or otherwise would restrict the activities of the Indemnitor, or if such settlement does not expressly and unconditionally release the Indemnitor from all liabilities and obligations with respect to such claims.

5.6  Indemnification Claims.

(a)  If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VI, such Indemnitee may deliver a notice to the Indemnitor (any such notice being referred to as a "Notice of Indemnification Claim," and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an "Indemnification Claim"), which shall (i) state that such Indemnitee believes that that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Article VI, (ii) contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the "Claimed Amount").

(b)  In the event that the Indemnitee has delivered a Notice of Indemnification Claim to the Indemnitor, the Indemnitor shall have ten (10) days to deliver a written objection to the Claimed Amount set forth in the Notice of Indemnification Claim. If the Indemnitor timely delivers such a written objection to the Indemnitee, the Indemnitee and the Indemnitor shall use commercially reasonable efforts to resolve any such objections, but if a final resolution is not obtained within thirty (30) days after the Indemnitor has submitted its objections, the Indemnitee and the Indemnitor shall submit the matter to non-binding mediation pursuant to Section 8.6 hereto. If the Indemnitor does not deliver a written objection within such time period, the Indemnitee shall be entitled at such time to any amounts due and payable pursuant to such Claimed Amount in accordance with this Article VI.

6.  CERTAIN POST-CLOSING COVENANTS.

6.1  Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser's affiliates and representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Transferred Assets. In addition, upon Purchaser's reasonable request and in furtherance of the license grant contained Section 2.9(n) hereto, Seller shall deliver to Purchaser such software or other assets that were not included in and that do not otherwise constitute Transferred Assets but that are otherwise necessary for the Business to be conducted in the manner in which it is currently being conducted as of the Closing Date.

6.2  Customer Referrals. For a period of thirty (30) months from the Closing Date, Seller shall forward to Purchaser (i) all customer inquiries unrelated to SourceForge.net but related to the Business, including SCM and Subversion related tools that form part of the ALGORITHMS & Software; and (ii) online customer inquiries unrelated to SourceForge.net but that pertain to software development tools and software development services that come through Seller’s established “general inquiry” channels and that do not specifically identify any product sold by another customer of Seller’s media services.

6.3  Publicity. On the Closing Date, the parties shall issue a joint press release announcing the Transactions. Thereafter, any press release concerning the Transactions issued by either party must be substantially consistent in all material respects with the joint press release described above; provided, however, that the Seller may issue press releases concerning any of the Transactions as required by applicable laws without the consent of the Purchaser, including securities laws and the regulations of the Nasdaq Capital Market. All other communications concerning the Transactions must not be inconsistent with the joint press release.

7.  MISCELLANEOUS PROVISIONS.

7.1  Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.2  Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. Singapore time on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. Singapore time on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser:

Algo markets Limited.
1 changi north street 1
Singapore
Attention: President

If to the Seller:

Zentrum limited
Esys Building
Jebel ALi , Dubai. UAE
Attention: Chief Financial Officer/General Counsel

7.4  Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.5  Counterparts and Exchanges by Electronic Transmission or Fax. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.6  Governing Law; Non-Binding Mediation; Venue.

(a)  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Labuan, Malaysia  (without giving effect to principles of conflicts of laws).

7.7  Successors and Assigns; Parties in Interest.

(a)  This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)  After the Closing Date, the Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that the Purchaser shall remain liable for all of its obligations under this Agreement.

(c)  The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser's prior written consent.

(d)  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing: (i) no employee of the Seller shall have any rights under any of the Transactional Agreements; and (ii) no creditor of the Seller shall have any rights under any of the Transactional Agreements.

7.8  Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by any other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

7.9  Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.10  Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

7.11  Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.12  Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

7.13  Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the first or principal numbered and lettered section of this Agreement to which such disclosure relates. However, because a particular disclosure may apply to multiple sections of this Agreement, all sections contained herein permitting such disclosure, and the information disclosed in the Disclosure Schedule shall be deemed disclosed under and incorporated into any section thereof where it is readily apparent on its face without reference to underlying source documents that such disclosure applied to such section. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the meanings ascribed to them in this Agreement.

7.14  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

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The parties to this Asset Purchase Agreement have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

Algo markets Limited
a Labuan , Malaysia company

By: /S/ Olena Bystrova
Name: Olena Bystrova
Title: CEO

Zentrum limited,
a BVI Company

By: /S/ Jahangir
Name: Jahangir
Title: President & CEO

ASSET PURCHASE AGREEMENT

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), in each case, with respect to the Business, the following terms shall have the following respective meanings:

Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Business Day. "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

Claim. "Claim" shall mean and include all past, present and future disputes, claims, controversies, demands, actions and causes of action of every kind and nature, including: (a) any unknown, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, subcontract, lease, license, warranty, insurance policy, benefit plan or legally binding commitment of any nature.

Damages. "Damages" shall include any loss, damage, injury, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature. Notwithstanding the foregoing definition, the term "Damages" shall in no event include consequential, incidental or special damages, or amounts recoverable as lost profits or based on a multiple of earnings.

Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller and prepared in accordance with Section 8.13 of the Agreement.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, trust, equitable interest, preference, right of possession, lease, tenancy, encroachment, interference, order, proxy, option, right of first refusal, preemptive right, community property interest or imperfection of title, except for Encumbrances for Taxes not yet due and payable, and such imperfections in title and Encumbrances that do not materially detract from value. In no event shall “Encumbrance” include licenses granted under Intellectual Property Rights.

End User License. "End User License" shall mean an end user license to ALGORITHMS & Software granted by the Seller.

Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, Seller, firm or other enterprise, association, organization or entity.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, or body and any court or other tribunal).

Indebtedness. "Indebtedness" shall mean as applied to any Person (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all Liabilities under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker's acceptances or letters of credit, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause (a), (b), (c), (d), (e) or (f) above, and (h) all indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

Intellectual Property. "Intellectual Property" shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web pages, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), but in all events excluding Intellectual Property Rights.

Intellectual Property Rights. "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and (g) reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(f)" above.

Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. "Legal Requirement" shall mean shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

Marketing Contracts. "Marketing Contracts" shall mean those Contract identified in Part 1.1(f) of the Disclosure Schedule.

Material Adverse Effect. A violation or other matter will be deemed to have or result in a "Material Adverse Effect" if such violation or other matter could, or could reasonably be expected to, have or result in a material adverse effect on any of the Transferred Assets, any of the Assumed Liabilities, the ability of the Seller to consummate the Transactions on a timely basis or on the business, operations, financial performance or prospects of the Business, taken together as a whole.

Materials of Environmental Concern. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Order. "Order" shall mean any order, writ, injunction, judgment or decree.

Person. "Person" shall mean any individual, Entity or Governmental Body.

Personal Data. "Personal Data" shall mean a natural person's name, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Registered IP. "Registered IP" shall mean all Intellectual Property Rights within the Transferred Assets that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks, any renewals, extensions, combinations, divisions, and reissues thereof, and all applications for any of the foregoing.

Seller Contract. "Seller Contract" shall mean any Contract, in each case, primarily related to the Business: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest, but excluding Seller IP Contracts.

Seller IP. "Seller IP" shall mean all Intellectual Property Rights owned by Seller and embodied in any item set forth in Part 1.1(c) of the Disclosure Schedule.

Seller IP Contract. "Seller IP Contract" shall mean any Contract, in each case, primarily related to the Business, including, without limitation, End User Licenses, pursuant to which the Seller is or was a party or by which the Seller is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right within the Transferred Assets or any Intellectual Property within the Transferred Assets developed by, with or for the Seller.

Seller Technology. "Seller Technology" shall mean all Intellectual Property owned by Seller and set forth in Part 1.1(c) of the Disclosure Schedule.

Third-Party Software. "Third-Party Software" means software commercially available from a party other than the Seller, excluding any Open Source Software licenses.

Transactional Agreements. "Transactional Agreements" shall mean: (a) this Agreement; (b) the Transition Services Agreement; (c) the Amendment to the Rights Agreement; (d) the Trademark License Agreement; (e) Assumption Agreement; (f) the Bill of Sale; (g) the Seller Internal Use License; and (h) all other bills of sale, assignments and other agreements delivered or to be delivered in connection with the Transactions.

Transactions. "Transactions" shall mean: (a) the execution and delivery of the respective Transactional Agreements; and (b) all of the transactions contemplated by the respective Transactional Agreements, including, but not limited to: (i) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser in accordance with the Agreement and the Assumption Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

User Data. "User Data" shall mean any Personal Data or other data or information exclusively related to the Business and collected by or on behalf of the Seller.